For Immediate Release	Exhibit 99.1

UGC REPORTS THIRD QUARTER 2004 RESULTS

Record Third Quarter Customer Growth

Operating Cash Flow Increased 41% to $242 million

Denver, Colorado – November 9, 2004: UnitedGlobalCom, Inc. (“UGC”)1 (NASDAQ: UCOMA), today announces operating and financial results for the third quarter ended September 30, 2004.

Highlights for the third quarter compared to the same period in the prior year (unless noted) include:

•	Revenue growth of 39% to $658 million

•	Operating Cash Flow[2] growth of 41% to $242 million

•	Net RGU[3] additions (excluding Noos) of 103,900

•	Net loss of $(70) million compared to net income of $1.7 billion

•	Free Cash Flow[4] of $58 million for Q3 and $181 million year-to-date

Mike Fries, President and Chief Executive Officer of UGC said, “We delivered another strong quarterly performance with record customer growth and Operating Cash Flow. During what is typically our seasonally softest quarter and excluding the recent acquisition of Noos, we added 103,900 RGUs, including 64,000 broadband Internet subscribers. Together with the 1.7 million RGUs we acquired with the completion of the Noos transaction on July 1, 2004, our total RGU count exceeds 11.1 million. Given the increase in RGU growth we expect to deliver in the fourth quarter, which is our seasonally strongest period, we are on track to meet our full year guidance target of 500,000 net new RGUs.

Driven by continued customer and ARPU growth, as well as prudent cost controls, we also delivered strong financial results. Revenue for the three months ended September 30, 2004 was $658 million, an increase of 39% compared to the prior year, while Operating Cash Flow (OCF) increased 41% to $242 million over the same period. On an organic basis5 and excluding Noos, for the nine months ended September 30, 2004, our currency adjusted revenue and Operating Cash Flow growth rates were 10% and 28%, respectively. We are on track to achieve our full year revenue growth guidance of 10% and we’re significantly ahead of our 20% guidance on OCF. In the third quarter we generated record Operating Cash Flow of $242 million as well as a record OCF margin (excluding Noos) exceeding 39%. We also generated $58 million of Free Cash Flow (FCF) in the quarter despite the semi-annual interest payment we made on our European credit facility in July, bringing our year-to-date FCF to $181 million.

We made significant progress on a number of our strategic initiatives during the quarter. We launched commercial VoIP telephony services in both The Netherlands and Hungary and have aggressive expansion plans over the next 6-9 months throughout Europe. By the middle of 2005, we expect that we’ll be selling VoIP

[1]	Also referred to as the “Company”, “we, “us”, “our”, and similar terms.
[2]	Please see pages 14 for an explanation of Operating Cash Flow and a reconciliation of Operating Cash Flow to Net Income (Loss). Operating Cash Flow is also referred to as “OCF.”
[3]	RGUs or Revenue Generating Units. Please see footnote 5 on page 17 for a definition.
[4]	Please see page 14 of this press release for an explanation of Free Cash Flow and a reconciliation of Free Cash Flow to Net Cash Flows from operating activities.
[5]	Please refer to the tables on pages 9 to 12 which summarize revenue and OCF growth based on actual results and what the growth would have been had exchange rates remained the same in 2004 as the comparative periods in the prior year; organic growth refers to the latter.

telephony services across 5.5 million homes in 9 of our 11 European markets. We are implementing significant speed upgrades to our broadband Internet products across Europe and, in The Netherlands, we have initiated a 30Mbps downstream trial in Almere to be followed by a 50Mbps trial in Amsterdam in early 2005. And finally we announced today our first “off-net” deployment of our broadband Internet and VoIP telephony products in The Netherlands using the phone company’s DSL network. This “off-net” trial is only the beginning of what we believe will be a rapid and profitable expansion of our business outside of our HFC footprint in our core markets.

Lastly, we continue to have strong access to the senior secured debt market. We have been advised by our bookrunners that the new institutional tranche of Euro 400 million (or equivalent) due December 2011 has successfully syndicated and was oversubscribed. Proceeds of this new tranche (Tranche F) will be used to re-finance a portion of the existing (earlier maturing and/or higher interest margin) tranches of the facility. A decision on the final size of the facility has not yet been taken but in any event we expect final documentation to be agreed and executed, and the deal to be funded, in the near term.”

Third Quarter 2004 and YTD Results

Our significant and consolidated operating subsidiaries in Europe include UPC Broadband - our cable television and broadband division with operations in 11 countries, and chellomedia - our media and programming division, which also includes our Competitive Local Exchange Carrier (CLEC), Priority Telecom. In Latin America, our primary operation is VTR, our cable television and broadband provider in Chile. Please refer to the end of this press release for additional financial information.

Revenue

Revenue for the three months ended September 30, 2004 was $658 million, an increase of 39% or $184 million compared to the same period in the prior year. Excluding the impact of foreign exchange rates and the acquisition of Noos, organic year-over-year revenue growth was approximately 10% for the third quarter of 2004 driven by higher average monthly revenue per subscriber (ARPU) and RGU growth. For the nine months ended September 30, 2004, organic revenue growth was approximately 10%, consistent with our guidance target for the full year. Please refer to the tables on pages 9 and 10 for additional information.

Total European revenue increased 40% to $579 million for the three months ended September 30, 2004, primarily due to a 41% increase in our core triple play operation, UPC Broadband. Revenue in Western Europe increased 46% to $430 million (including Noos) compared to third quarter 2003, while revenue in Central and Eastern Europe increased 32% to $116 million. Excluding Noos, revenue in Western Europe increased 16% to $341 million. In Chile, revenue at VTR increased 28% to $75 million for the three months ended September 30, 2004.

Average monthly revenue (ARPU) per RGU for the three months ended September 30, 2004 was $18.96, an increase of 15% compared to the same period in 2003. Excluding foreign currency movements, the organic increase in ARPU per RGU was approximately 6% year-over-year. ARPU per customer relationship was $23.30 for the three months ended September 30, 2004, a sequential increase from $22.51 in second quarter 2004.

Operating Cash Flow

Operating Cash Flow (OCF) for the three months ended September 30, 2004 was $242 million, an increase of 41% compared to the same period in the prior year. Excluding the impact of foreign exchange rate fluctuations and the acquisition of Noos, our organic OCF growth was approximately 20% for the period. For the nine months ended September 30, 2004, organic OCF growth was approximately 28%, above our guidance of 20% for the full year. As such, we believe that full year OCF growth will exceed our guidance target. Please refer to the tables on pages 11 and 12 for additional information.

Total European OCF increased 38% to $214 million for the three months ended September 30, 2004, primarily due to a 40% increase at UPC Broadband. OCF in Western Europe increased 30% to $167 million (including Noos), while OCF in Central and Eastern Europe increased 51% to $47 million. Excluding Noos, OCF in Western Europe increased 16% to $150 million. In Chile, OCF increased 37% to $26 million for the three months ended September 30, 2004.

Our consolidated Operating Cash Flow margin improved to 36.7% for third quarter 2004. Excluding the results of Noos (which include an allocation for corporate overhead), our European OCF margin was 40.0% in the third quarter compared to 37.5% for the same period last year – an increase of 250 basis points. In Chile, our OCF margin was 34.5% and UGC’s overall OCF Margin (excluding Noos) was 39.3% for the three months ended September 30, 2004.

Net Income (Loss)

Net loss was $70 million or $(0.09) per share for the three months ended September 30, 2004, which compares with net income of $1.7 billion or $3.80 per share for the same period in 2003. Last years’ third quarter result included a $2.1 billion gain on the extinguishment of debt associated with the completion of our European restructuring.

Free Cash Flow and Capital Expenditures

Free Cash Flow (FCF) for the three months ended September 30, 2004 was $58 million, a $54 million improvement compared to $4 million of FCF in the same period last year. The increase was driven by a 77% improvement in cash flow from operating activities, offset by a 23% increase in reported capital expenditures. For the nine months ended September 30, 2004, FCF was $181 million, a 295% increase or $135 million improvement compared to the same period last year.

Capital expenditures increased to $117 million (18% of revenues) for the three months ended September 30, 2004, compared to $95 million (20% of revenues) for the same period last year. The primary reason for the increase was higher spending on customer premise equipment (CPE) due to the significant increase in RGU growth in third quarter 2004 compared to the same period last year, as well as foreign currency movements.

For the nine months ended September 30, 2004, capital expenditures were $293 million (17% of revenues) compared to $228 million (17% of revenues) for the same period last year. Based on our YTD result and expectation regarding our fourth quarter capital spend, we now expect our full year capital expenditures will be below our full year guidance target of 20% of revenues.

Balance Sheet, Leverage Position and Liquidity

At September 30, 2004, total long-term debt was $4.2 billion and we had cash and cash equivalents (including short-term liquid investments) of $1.1 billion. Net debt to annualized Operating Cash Flow6 was 3.3x compared to 5.6x for the same period in the prior year. In addition to our cash balances, we had approximately $636 million of availability under Facility A of our European Credit Facility at September 30, 2004. Together with the market value of our interests in publicly traded securities of SBS Broadcasting and Austar United, we had total liquidity exceeding $2.2 billion as of September 30, 2004.

Operating Statistics

Total RGUs were 11.1 million at September 30, 2004, including 1.7 million RGUs at Noos. Excluding Noos, total RGUs at September 30, 2004 exceeded 9.4 million, a 5.0% increase compared to last year’s third quarter. During the third quarter of 2004, we added 103,900 net new RGUs (excluding Noos) a 32% increase compared to the 78,700 net new RGUs we added during third quarter 2003. In Europe we added 74,700 RGUs during the quarter, which represents our strongest third quarter net gain ever, and in Chile we added 29,000 RGUs. The third quarter is typically our seasonally softest quarter for customer growth heading into the fall selling season.

[6]	Represents net debt / Operating Cash Flow annualized for the three months ended September 30, 2004.

In terms of net additions by product, we added a total of 64,000 broadband Internet subscribers during the third quarter, including 49,800 in Europe. Together with the 204,800 broadband Internet subscribers we acquired from Noos, our total broadband Internet subscriber base is now 1.3 million RGUs. Digital video additions were 28,200 in the quarter with solid gains in France and Sweden. Including the acquisition of Noos’ 456,300 digital subscribers, we now have a total of 685,800 digital RGUs.

Since December 31, 2003, we have added 298,600 net new RGUs (excluding Noos). Based on our YTD results, together with the acceleration of subscriber growth as we enter the fall selling season (typically the strongest time of year for customer additions), we are confirming our full year guidance of 500,000 net new RGUs (excluding Noos).

About UnitedGlobalCom

UGC is a leading international provider of video, voice, and broadband Internet services with operations in 14 countries, including 11 countries in Europe. Based on the Company’s operating statistics at September 30, 2004, UGC’s networks reached approximately 15.5 million homes passed and served over 11.1 million RGUs, including approximately 9.1 million video subscribers, 761,000 telephone subscribers and 1.3 million broadband Internet subscribers.

Forward Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements, including guidance given for 2004. The Company’s plans with respect to seeking a new term loan facility and the potential merger of VTR and Metropolis are also forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, our ability to successfully integrate the Noos systems, continued use by subscribers and potential subscribers of the Company’s services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, how we choose to act with respect to conditions imposed by the antitrust authorities with respect to the proposed VTR merger, our ability to generate expected revenue and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Please visit www.unitedglobal.com for further information or contact:

Richard Abbott	Bert Holtkamp
Investor Relations – Denver	Corporate Communications – Europe
(303) 220-6682	+ 31 (0) 20 778 9447
Email: ir@unitedglobal.com	communications@ugceurope.com

New Basis of Accounting Effective January 1, 2004

On January 5, 2004, Liberty Media Corporation (together with its subsidiaries “LMC”) acquired approximately 8.2 million shares of Class B common stock from our founding stockholders in exchange for securities of LMC and cash (the “Founders Transaction”). Upon completion of this transaction, the restriction on LMC’s right to exercise its voting power over us was terminated. LMC then had the ability to elect our entire board of directors and otherwise to control us. LMC acquired its cumulative interest in us over a period of several years in separate acquisitions. LMC’s largest acquisition of us occurred in January 2002 whereby its economic and voting interest increased from approximately 11% and 37%, respectively, to approximately 73% and 94%, respectively. Because of certain voting and standstill agreements entered into between LMC and our founding stockholders in connection with this January 2002 transaction, LMC was unable to control us and therefore accounted for its investment in us under the equity method of accounting. Upon consummation of the Founders Transaction, our financial statements changed to reflect the push down of LMC’s basis and, as a result, we have a new basis of accounting effective January 1, 2004. Accordingly, for periods prior to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc. and the related consolidated financial statements are sometimes referred to herein as “UGC Pre-Founders Transaction”, and for periods subsequent to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc. and the related consolidated financial statements are sometimes referred to herein as “UGC Post-Founders Transaction.”

UnitedGlobalCom, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and number of shares)

(Unaudited)

	UGC Post- Founders Transaction	UGC Pre- Founders Transaction
	September 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$981,638	$310,361
Restricted cash	23,367	25,052
Short-term liquid investments	111,536	2,134
Trade and other receivables, net	205,143	205,232
Other current assets, net	94,127	79,542

Total current assets	1,415,811	622,321
Long-term assets
Property and equipment, net	3,787,933	3,342,743
Goodwill	2,064,973	2,519,831
Intangible assets, net	414,418	252,236
Other assets, net	4,40150	362,540

Total assets	$8,123,285	$7,099,671

Liabilities and Stockholders’ Equity
Current liabilities
Not subject to compromise:
Accounts payable	$236,842	$225,540
Accrued liabilities	408,885	405,546
Subscriber advance payments and deposits	292,151	141,108
Notes payable, related party	—	102,728
Current portion of debt	53,034	310,804
Deferred Income Taxes	110,583	—
Other current liabilities	65,123	82,149

Total current liabilities not subject to compromise	1,166,618	1,267,875

Subject to compromise:
Current portion of long-term debt	24,627	317,372
Other liabilities	4,691	19,544

Total current liabilities subject to compromise	29,318	336,916

Long-term liabilities
Long-term portion of debt	4,208,810	3,615,902
Deferred income taxes	63,749	124,232
Other long-term liabilities	319,403	259,493

Total long-term liabilities	4,591,962	3,999,627

Commitments and contingencies
Minority interests in subsidiaries	101,077	22,761

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 400,423,083 and 287,350,970 shares issued, respectively	4,004	2,873
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 11,165,777 and 8,870,332 shares issued, respectively	112	89
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 385,828,203 and 303,123,542 shares issued and outstanding, respectively	3,858	3,031
Additional paid-in capital	2,599,766	5,852,896
Treasury stock, at cost	(75,844)	(70,495)
Accumulated deficit	(314,746)	(3,372,737)
Accumulated other comprehensive income (loss)	17,160	(943,165)

Total stockholders’ equity	2,234,310	1,472,492

Total liabilities and stockholders’ equity	$8,123,285	$7,099,671

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	UGC Post-Founders Transaction		UGC Pre-Founders Transaction
	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Statements of Operations
Revenue	$658,463	$1,750,877	$474,515	$1,375,666
Operating expense	(262,737)	(682,518)	(186,406)	(574,394)
Selling, general and administrative expense	(154,023)	(427,844)	(116,743)	(358,404)
Depreciation and amortization (Operating Expense)	(235,186)	(667,298)	(192,002)	(598,207)
Impairment of long-lived assets (Operating Expense)	25	(16,598)	441	441
Restructuring charges (Operating Expense)	(1,824)	(10,749)	18	(6,886)
Stock-based compensation (SG&A Expense)	(12,178)	(63,894)	(14,261)	(28,647)

Operating income (loss)	(7,460)	(118,024)	(34,438)	(190,431)

Interest income	5,380	16,903	2,698	10,603
Interest expense	(58,996)	(204,709)	(73,945)	(263,813)
Foreign currency exchange gain (loss), net	21,771	(7,061)	(269,598)	175,890
Loss on derivative instruments	(16,838)	(14,512)	(103)	(11,497)
Gain (loss) on sale of investments in affiliates and other assets, net	(1,174)	(1,574)	(283)	281,321
Gain on extinguishment of debt	—	35,787	2,109,596	2,183,997
Other income (expense), net	302	830	(7,935)	(41,658)

Income (loss) before income taxes and other items	(57,015)	(292,360)	1,725,992	2,144,412

Reorganization expense, net	(1,410)	(7,837)	(6,276)	(19,996)
Income tax expense, net	(19,174)	(23,708)	(13,986)	(71,505)
Minority interests in subsidiaries, net	2,116	2,616	42,582	43,319
Share in results of affiliates, net	5,273	6,543	(11,203)	279,832

Net income (loss)	$(70,210)	$(314,746)	$1,737,109	$2,376,062

Earnings per share:
Basic earnings (loss) per share	$(0.09)	$(0.41)	$3.80	$8.31

Diluted earnings (loss) per share	$(0.09)	$(0.41)	$3.79	$8.31

Statements of Comprehensive Income
Net income (loss)	$(70,210)	$(314,746)	$1,737,109	$2,376,062
Other comprehensive income, net of tax:
Foreign currency translation adjustments	75,157	14,674	335,024	(37,852)
Change in fair value of derivative assets	—	—	—	10,616
Change in unrealized (loss) gain on available-for-sale securities	13,045	2,486	(18,465)	(12,408)

Comprehensive income (loss)	$17,992	$(297,586)	$2,053,668	$2,336,418

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Cash Flows from Operating Activities
Net income (loss)	$(314,746)	$2,376,062
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Stock-based compensation	39,973	28,647
Depreciation and amortization	667,298	598,207
Impairment of long-lived assets and restructuring charges	27,347	6,445
Accretion of interest on senior notes and amortization of deferred financing costs	13,561	47,607
Unrealized foreign exchange (gains) losses, net	6,184	(114,016)
Gain on sale of investments in affiliates and other assets, net	1,574	(281,321)
Loss on derivative instruments	14,512	11,450
Gain on extinguishment of debt	(35,787)	(2,183,997)
Deferred income tax provision	6,467	70,407
Minority interests in subsidiaries, net	(2,616)	(43,319)
Share in results of affiliates, net	(6,543)	(279,832)
Change in assets and liabilities:
Change in receivables and other assets	(14,830)	69,461
Change in accounts payable, accrued liabilities and other	70,953	(32,360)

Net cash flows from operating activities	473,347	273,441

Cash Flows from Investing Activities
Acquisition of business, net of cash acquired	(625,970)	(784)
Capital expenditures	(292,557)	(227,698)
Purchase of short-term liquid investments	(244,859)	(1,489)
Proceeds from sale of short-term liquid investments	135,371	45,560
Investments in affiliates and other investments	(50)	(20,931)
Proceeds from sale of investments in affiliated companies	697	44,558
Purchase of interest rate caps	(21,442)	(9,750)
Settlement of interest rate swaps	—	(58,038)
Dividends received from affiliates	15,565	4,684
Other	1,605	14,559

Net cash flows from investing activities	(1,031,640)	(209,329)

Cash Flows from Financing Activities
Issuance of common stock	1,076,284	1,081
Proceeds from issuance of convertible senior notes	604,595	—
Proceeds from short-term and long-term borrowings	212,307	11,269
Repayments of short-term and long-term borrowings	(597,481)	(187,152)
Financing costs	(49,640)	(2,233)
Purchase of treasury shares	(5,349)	—

Net cash flows from financing activities	1,240,716	(177,035)

Effect of Exchange Rates on Cash	(11146)	15,515

Increase (Decrease) in Cash and Cash Equivalents	671,277	(97,408)
Cash and Cash Equivalents, Beginning of Period	310,361	410,185

Cash and Cash Equivalents, End of Period	$981,638	$312,777

Supplemental Cash Flow Disclosures:
Cash paid for reorganization expenses	$7,837	$25,518

Cash paid for interest	$227,640	$170,997

Cash (paid) received for income taxes	$(4,327)	$3,398

Non-cash Investing and Financing Activities:
Issuance of common stock for financial assets, settlement of liabilities and other	$36,574	$966,362

Revenue

The following tables provide an analysis of our revenue by business segment for the three and nine months ended September 30, 2004 compared to the same periods in the prior year (in thousands, except percentages). The first two columns present our consolidated revenue for each comparative period. The third and fourth columns present the U.S dollar change and percent change, respectively, from period to period. The fifth and sixth columns present the U.S. dollar change and percent change, respectively, after removing foreign currency translation effects, or “F/X.” These columns demonstrate what the revenue change would have been had exchange rates remained the same in 2004 as the comparative period in the prior year. These amounts are based on the Euro for the Netherlands, Austria, France, Belgium, chellomedia, UGCE corporate and other, Norwegian Krone for Norway, Swedish Krona for Sweden, Hungarian Forint for Hungary, Polish Zloty for Poland, Czech Koruna for Czech Republic, Slovak Koruna for Slovak Republic, Romanian Leu for Romania, Chilean Peso for Chile, and U.S. dollars for Brazil, Peru and other UGC Corporate.

	Revenue for the Three Months Ended September 30,
			Increase (Decrease)		Increase (Decrease) Excluding F/X Effects
	2004	2003	$	%	$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$178,996	$150,838	$28,158	18.7%	$14,028	9.3%
Austria	72,482	65,085	7,397	11.4%	1,692	2.6%
France (other than Noos)	31,905	29,744	2,161	7.3%	(357)	(1.2)%
France (Noos)	88,686	—	88,686	—	88,686	—
Norway	27,140	22,912	4,228	18.5%	2,520	11.0%
Sweden	21,141	18,710	2,431	13.0%	692	3.7%
Belgium	9,195	7,785	1,410	18.1%	685	8.8%

Total Western Europe	429,545	295,074	134,471	45.6%	107,946	36.6%

Hungary	53,194	40,358	12,836	31.8%	6,699	16.6%
Poland	28,464	21,391	7,073	33.1%	4,770	22.3%
Czech Republic	19,644	15,422	4,222	27.4%	2,375	15.4%
Slovak Republic	7,967	6,164	1,803	29.3%	869	14.1%
Romania	6,842	4,543	2,299	50.6%	2,431	53.5%

Total Central and Eastern Europe	116,111	87,878	28,233	32.1%	17,144	19.5%

Corporate and other	6,668	8,607	(1,939)	22.5%	(2,462)	(28.6)%

Total UPC Broadband	552,324	391,559	160,765	41.1%	122,628	31.3%

chellomedia
Priority Telecom	29,308	29,972	(664)	(2.2)%	(2,967)	(9.9)%
Media	32,218	25,508	6,710	26.3%	4,183	16.4%
Investments	187	60	127	211.7%	113	188.3%

Total chellomedia	61,713	55,540	6,173	11.1%	1,329	2.4%

Intercompany eliminations	(35,286)	(33,261)	(2,025)	(6.1)%	765	2.3%

Total Europe	578,751	413,838	164,913	39.8%	124,722	30.1%

Latin America:
Broadband
Chile (VTR)	75,096	58,608	16,488	28.1%	9,436	16.1%
Brazil, Peru and other	1,909	2,069	(160)	(7.7)%	(160)	(7.7)%

Total Latin America	77,005	60,677	16,328	26.9%	9,276	15.3%

Corporate and other	2,707	—	2,707	—	2,707	—

Total UGC	$658,463	$474,515	$183,948	38.8%	$136,705	28.8%

Less Noos			$(88,686)	—	$(88,686)	—

Total UGC, excluding Noos			$95,262	20.1%	$48,019	10.1%

	Revenue for the Nine Months Ended September 30,
			Increase (Decrease)		Increase (Decrease) Excluding F/X Effects
	2004	2003	$	%	$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$519,948	$430,620	$89,328	20.7%	$41,340	9.6%
Austria	221,780	189,880	31,900	16.8%	11,393	6.0%
France (other than Noos)	94,164	84,435	9,729	11.5%	1,013	1.2%
France (Noos)	88,686	—	88,686	—	88,686	—
Norway	81,134	69,978	11,156	15.9%	8,397	12.0%
Sweden	64,315	54,867	9,448	17.2%	3,402	6.2%
Belgium	27,243	23,071	4,172	18.1%	1,661	7.2%

Total Western Europe	1,097,270	852,851	244,419	28.7%	155,892	18.3%

Hungary	155,666	121,300	34,366	28.3%	21,349	17.6%
Poland	76,687	63,200	13,487	21.3%	11,250	17.8%
Czech Republic	58,438	45,775	12,663	27.7%	8,331	18.2%
Slovak Republic	23,837	18,634	5,203	27.9%	2,217	11.9%
Romania	18,775	14,441	4,334	30.0%	4,462	30.9%

Total Central and Eastern Europe	333,403	263,350	70,053	26.6%	47,609	18.1%

Corporate and other	18,722	23,043	(4,321)	(18.8)%	(6,037)	(26.2)%

Total UPC Broadband	1,449,395	1,139,244	310,151	27.2%	197,464	17.3%

chellomedia
Priority Telecom	86,794	89,998	(3,204)	(3.6)%	(11,250)	(12.5)%
Media	91,140	72,251	18,889	26.1%	10,549	14.6%
Investments	640	331	309	93.4%	248	74.9%

Total chellomedia	178,574	162,580	15,994	9.8%	(453)	(0.3%)

Intercompany eliminations	(102,166)	(93,627)	(8,539)	(9.1)%	843	0.9%

Total Europe	1,525,803	1,208,197	317,606	26.3%	197,854	16.4%

Latin America:
Broadband
Chile (VTR)	216,537	161,667	54,870	33.9%	25,382	15.7%
Brazil, Peru and other	5,830	5,794	36	0.6%	36	0.6%

Total Latin America	222,367	167,461	54,906	32.8%	25,418	15.2%

Corporate and other	2,707	8	2,699	—	2,699	—

Total UGC	$1,750,877	$1,375,666	$375,211	27.3%	$225,971	16.4%

Less Noos			$(88,686)	—	$(88,686)	—

Total UGC, excluding Noos			$286,525	20.8%	$137,285	10.0%

Operating Cash Flow

The following tables provide an analysis of our Operating Cash Flow by business segment for the three and nine months ended September 30, 2004 compared to the same periods in the prior year (in thousands, except percentages). The first two columns present our consolidated Operating Cash Flow for each comparative period. The third and fourth columns present the U.S dollar change and percent change, respectively, from period to period. The fifth and sixth columns present the U.S. dollar change and percent change, respectively, after removing foreign currency translation effects. These columns demonstrate what the Operating Cash Flow change would have been had exchange rates remained the same in 2004 as the comparative period in the prior year. These amounts are based on the Euro for the Netherlands, Austria, France, Belgium, chellomedia, UGCE corporate and other, Norwegian Krone for Norway, Swedish Krona for Sweden, Hungarian Forint for Hungary, Polish Zloty for Poland, Czech Koruna for Czech Republic, Slovak Koruna for Slovak Republic, Romanian Leu for Romania, Chilean Peso for Chile, and U.S. dollars for Brazil, Peru and other UGC Corporate.

	Operating Cash Flow for the Three Months Ended September 30,
			Increase (Decrease)		Increase (Decrease) Excluding F/X Effects
	2004	2003	$	%	$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$93,596	$78,608	$14,988	19.1%	$7,546	9.6%
Austria	28,221	25,830	2,391	9.3%	232	0.9%
France (other than Noos)	4,945	5,651	(706)	(12.5)%	(1,130)	(20.0)%
France (Noos)	17,777	—	17,777	—	17,777	—
Norway	9,680	7,402	2,278	30.8%	1,665	22.5%
Sweden	8,762	8,249	513	6.2%	(198)	(2.4)%
Belgium	4,396	2,811	1,585	56.4%	1,254	44.6%

Total Western Europe	167,377	128,551	38,826	30.2%	27,146	21.1%

Hungary	20,810	14,574	6,236	42.8%	3,906	26.8%
Poland	9,987	5,645	4,342	76.9%	3,534	62.6%
Czech Republic	9,969	6,910	3,059	44.3%	2,128	30.8%
Slovak Republic	3,507	2,175	1,332	61.2%	948	43.6%
Romania	3,051	1,992	1,059	53.2%	1,121	56.3%

Total Central and Eastern Europe	47,324	31,296	16,028	51.2%	11,637	37.2%

Corporate and other	(14,950)	(16,756)	1,806	10.8%	2,765	16.5%

Total UPC Broadband	199,751	143,091	56,660	39.6%	41,548	29.0%

Chellomedia
Priority Telecom	4,011	3,780	231	6.1%	(83)	(2.2)%
Media	10,129	8,264	1,865	22.6%	1,033	12.5%
Investments	(152)	22	(174)	(790.9)%	10	45.5%

Total chellomedia	13,988	12,066	1,922	15.9%	960	8.0%

Total Europe	213,739	155,157	58,582	37.8%	42,508	27.4%

Latin America:
Broadband
Chile (VTR)	25,925	18,929	6,996	37.0%	4,600	24.3%
Brazil, Peru and other	41	44	(3)	(6.8)%	(3)	(6.8)%

Total Latin America	25,966	18,973	6,993	36.9%	4,597	24.2%

Corporate and other	1,998	(2,764)	4,762	172.3%	4,762	172.3%

Total UGC	$241,703	$171,366	$70,337	41.0%	$51,867	30.3%

Less Noos			$(17,777)	—	$(17,777)	—

Total UGC, excluding Noos			$52,560	30.7%	$34,090	19.9%

	Operating Cash Flow for the Nine Months Ended September 30,
			Increase (Decrease)		Increase (Decrease) Excluding F/X Effects
	2004	2003	$	%	$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$267,097	$188,528	$78,569	41.7%	$54,296	28.8%
Austria	86,489	73,288	13,201	18.0%	5,350	7.3%
France (other than Noos)	10,508	8,709	1,799	20.7%	845	9.7%
France (Noos)	17,777	—	17,777	—	17,777	—
Norway	27,338	19,345	7,993	41.3%	7,100	36.7%
Sweden	25,929	23,091	2,838	12.3%	439	1.9%
Belgium	12,475	8,596	3,879	45.1%	2,742	31.9%

Total Western Europe	447,613	321,557	126,056	39.2%	88,549	27.5%

Hungary	63,189	46,401	16,788	36.2%	11,600	25.0%
Poland	27,398	19,032	8,366	44.0%	7,556	39.7%
Czech Republic	26,325	18,473	7,852	42.5%	5,930	32.1%
Slovak Republic	10,629	8,207	2,422	29.5%	1,116	13.6%
Romania	9,204	5,442	3,762	69.1%	3,842	70.6%

Total Central and Eastern Europe	136,745	97,555	39,190	40.2%	30,044	30.8%

Corporate and other	(49,748)	(39,607)	(10,141)	(25.6)%	(5,624)	(14.2)%

Total UPC Broadband	534,610	379,505	155,105	40.9%	112,969	29.8%

chellomedia
Priority Telecom	11,305	10,128	1,177	11.6%	152	1.5%
Media	24,412	17,151	7,261	42.3%	5,042	29.4%
Investments	(233)	(738)	505	68.4%	526	71.3%

Total chellomedia	35,484	26,541	8,943	33.7%	5,720	21.6%

Total Europe	570,094	406,046	164,048	40.4%	118,689	29.2%

Latin America:
Broadband
Chile (VTR)	74,942	47,884	27,058	56.5%	16,999	35.5%
Brazil, Peru and other	236	(44)	280	100.0%	280	100.0%

Total Latin America	75,178	47,840	27,338	57.1%	17,279	36.1%

Corporate and other	(4,757)	(11,018)	6,261	56.8%	6,261	56.8%

Total UGC	$640,515	$442,868	$197,647	44.6%	$142,229	32.1%

Less Noos			$(17,777)	—	$(17,777)	—

Total UGC, excluding Noos			$179,870	40.6%	$124,452	28.1%

Supplemental Financial Information:

Revenue

The table below highlights Revenue by segment:

(thousands)	3 months Sep-04	3 months Sep-03	Year/Year Change	9 months Sep-04	9 months Sep-03	Year/Year Change
UPC Broadband - W Europe [1]	$340,859	$295,074	16%	$1,008,584	$852,851	18%
UPC Broadband - CEE Europe	116,111	87,878	32%	333,403	263,350	27%

Total UPC Broadband	456,970	382,952	19%	1,341,987	1,116,201	20%
Chellomedia	61,713	55,540	11%	178,574	162,580	10%
VTR	75,096	58,608	28%	216,537	161,667	34%
Other [1]	(24,002)	(22,585)	6%	(74,907)	(64,782)	16%

Subtotal	$569,777	$474,515	20%	$1,662,191	$1,375,666	21%
Add: Noos	88,686	0	n.a.	88,686	0	n.a.

UGC Consolidated	$658,463	$474,515	39%	$1,750,877	$1,375,666	27%

1.	Primarily inter-company eliminations, corporate and other and other Latin America broadband.

The following is provided for informational purposes to highlight revenues in the functional currency of VTR (Chilean Pesos) and the primary functional currency of UGC Europe (Euros), as follows:

(thousands, except for VTR)	3 months Sep-04	3 months Sep-03		Year/Year Change	9 months Sep-04		9 months Sep-03		Year/Year Change
UPC Broadband – W Europe	€278,652		€261,850	6%		€822,534		€766,371	7%
UPC Broadband - CEE Europe	94,920		77,984	22%		271,954		236,705	15%

Total UPC Broadband	373,572		339,834	10%		1,094,488		1,003,076	9%
Chellomedia	50,450		49,286	2%		145,598		146,045	0%
Other [1]	(23,394)		(21,880)	7%		(68,048)		(63,396)	7%

Subtotal	400,628		367,240	9%		1,172,038		1,085,725	8%
Add: Noos	72,501		0	n.a.		72,501		0	n.a.

UGC Europe – Total	€473,129		€367,240	29%		€1,244,539		€1,085,725	15%

VTR (millions)	CP47,177	CP	40,629	16%	CP	133,165	CP	115,129	16%

1.	Primarily inter-company eliminations.

Operating Cash Flow

The table below highlights Operating Cash Flow by segment:

(thousands)	3 months Sep-04	3 months Sep-03	Year/Year Change	9 months Sep-04	9 months Sep-03	Year/Year Change
UPC Broadband – W Europe	$149,600	$128,551	16%	$429,836	$321,557	34%
UPC Broadband - CEE Europe	47,324	31,296	51%	136,745	97,555	40%

Total UPC Broadband	196,924	159,847	23%	566,581	419,112	35%
Chellomedia	13,988	12,066	16%	35,484	26,541	34%
VTR Broadband	25,925	18,929	37%	74,942	47,884	57%
Other [1]	(12,911)	(19,476)	-34%	(54,269)	(50,669)	7%

Subtotal	$223,926	$171,366	31%	$622,738	$442,868	41%
Add: Noos	17,777	0	n.a.	17,777	0	n.a.

UGC Consolidated - as reported	$241,703	$171,366	41%	$640,515	$442,868	45%

EBITDA Margin (% of revenues)	36.7%	36.1%	2%	36.6%	32.2%	14%
EBITDA Margin (without Noos)	39.3%	36.1%	9%	37.5%	32.2%	16%

1.	Primarily inter-company eliminations, corporate and other and other Latin America broadband.

The following is provided for informational purposes to highlight Operating Cash Flow in the functional currency of VTR (Chilean Pesos) and the primary functional currency of UGC Europe (Euros), as follows:

(thousands, except for VTR)	3 months Sep-04		3 months Sep-03		Year/Year Change	9 months Sep-04		9 months Sep-03		Year/Year Change
UPC Broadband – W Europe		€122,331		€114,159	7%		€350,479		€288,414	22%
UPC Broadband - CEE Europe		38,700		27,678	40%		111,500		87,500	27%

Total UPC Broadband		161,031		141,837	14%		461,979		375,914	23%
Chellomedia		11,432		10,491	9%		28,933		23,805	22%
Other [1]		(12,235)		(14,646)	-16%		(40,565)		(35,523)	14%

Subtotal		€160,228		€137,682	16%		€450,347		€364,196	24%
Add: Noos		14,495		0	n.a.		14,495		0	n.a.

UGCE Total		€174,723		€137,682	27%		€464,842		€364,196	28%

EBITDA Margin (% of revenues)		36.9%		37.5%	-1%		37.4%		33.5%	11%
EBITDA Margin (without Noos)		40.0%		37.5%	7%		38.4%		33.5%	15%

VTR (in millions)	CP	16,299	CP	13,110	24%	CP	46,067	CP	33,986	36%

EBITDA Margin (% of revenues)		34.5%		32.3%	7%		34.6%		29.5%	17%

1.	Primarily inter-company eliminations.

Operating Cash Flow Definition and Reconciliation

Operating Cash Flow is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. As we use the term, Operating Cash Flow is defined as revenue less operating, selling, general and administrative expenses (excluding depreciation and amortization, impairment of long-lived assets, restructuring charges and other and stock-based compensation). We believe Operating Cash Flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Operating Cash Flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Operating Cash Flow distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Operating Cash Flow is important because analysts and investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments’ Operating Cash Flow to our consolidated net income as presented in the accompanying condensed consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Operating Cash Flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

We are unable to provide a reconciliation of forecasted Operating Cash Flow to the most directly comparable GAAP measure, net income, because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.

The table below highlights the reconciliation of Operating Cash Flow to Net income (loss):

(thousands)	3 months Sep-04	3 months Sep-03	9 months Sep-04	9 months Sep-03
Total segment Operating Cash Flow	$241,703	$171,366	$640,515	$442,868
Depreciation and amortization	(235,186)	(192,002)	(667,298)	(598,207)
Impairment of long-lived assets	25	441	(16,598)	441
Restructuring charges	(1,824)	18	(10,749)	(6,886)
Stock-based compensation	(12,178)	(14,261)	(63,894)	(28,647)

Operating income (loss)	(7,460)	(34,438)	(118,024)	(190,431)
Interest expense, net	(53,616)	(71,247)	(187,806)	(253,210)
Foreign currency exchange gain (loss), net	21,771	(269,598)	(7,061)	175,890
Loss on derivative instruments	(16,838)	(103)	(14,512)	(11,497)
Gain (loss) on sale of investments in affiliates and other assets, net	(1,174)	(283)	(1,574)	281,321
Gain on extinguishment of debt	—	2,109,596	35,787	2,183,997
Other income (expense), net	302	(7,935)	830	(41,658)

Income (loss) before income taxes and other items	(57,015)	1,725,992	(292,360)	2,144,412
Other, net	(13,195)	11,117	(22,386)	231,650

Net income (loss)	$(70,210)	$1,737,109	$(314,746)	$2,376,062

Free Cash Flow Definition and Reconciliation

Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash flows from operating activities less capital expenditures. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

The table below highlights the reconciliation of net cash flows from operating activities and Free Cash Flow:

(thousands)	3 months Sep-04	3 months Sep-03	Year/Year Change	9 months Sep-04	9 months Sep-03	Year/Year Change
Net cash flows from operating activities	$175,064	$98,701	77%	$473,347	$273,441	73%
Capital expenditures	(116,696)	(94,755)	23%	(292,557)	(227,698)	28%

Free cash flow	$58,368	$3,946	1379%	$180,790	$45,743	295%

The following table is provided for informational purposes only to highlight revenue and Operating Cash Flow of UPC Distribution, B.V. (UPCD). UPCD is the borrower of record on our European Credit Facility.

UPCD Segment Tables Nine Months Ended September 30, 2004

	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004
	(in thousands of Euros)
Revenue
Triple Play:
The Netherlands	146,320	424,005
Austria	59,283	180,889
Belgium	7,517	22,219
Czech Republic	16,059	47,659
Norway	22,180	66,204
Hungary	43,487	126,971
France	26,076	76,785
Noos	72,475	72,475
Poland	23,295	62,604
Sweden	17,277	52,433
Slovak	6,514	19,438
Romania	5,488	15,762
Eliminations / Other	101	(455)
Total Triple Play UPC Broadband	446,072	1,166,989
Other	5,452	15,264
Total UPC Broadband	451,524	1,182,253
Other	—	—
Total UPCD	451,524	1,182,253

	Three Months Ended September 30, 2004	Nine Months Ended September 30 2004
	(in thousands of Euros)
Operating Cash Flow
Triple Play:
The Netherlands	76,578	217,830
Austria	22,946	70,384
Belgium	3,595	10,172
Czech Republic	8,149	21,465
Norway	7,948	22,324
Hungary	17,020	51,522
France	4,071	8,600
Noos	14,621	14,621
Poland	8,041	22,216
Sweden	7,193	21,169
Slovak	2,869	8,667
Romania	2,401	7,318
Eliminations / Other	94	186
Total Triple Play UPC Broadband	175,526	476,474
Corporate	(19,746)	(54,861)
Other	7,510	14,296
Total UPC Broadband	163,290	435,909
Corporate and Other	6,539	19,980
Total UPCD	169,829	455,889

The revenue and Operating Cash Flow of UPCD for the nine months period ended September 30, 2004 include nine months of UPC Poland and three months of Noos. UPC Poland and Noos were transferred into UPCD in July 2004. The Operating Cash Flow of UPCD for the nine and three months ended September 30, 2004 excludes corporate costs, which primarily relates to costs on a programming agreement.

The above selected historic financial data of UPCD (the “Unaudited Data”) contained herein are unaudited, were not reviewed by the Company’s certified public accountants and are subject to possible adjustments. The Unaudited Data represent management accounts prepared by the management of the Company. While presented with numerical specificity, the Unaudited Data were not prepared with a view to public disclosure. As such, the Unaudited Data should not be relied on, although management believes that the Unaudited Data is accurate.

Consolidated Operating Statistics

The table below shows operating statistics for UGC on a consolidated basis (excluding Noos):1

	As of Sep-04	As of Jun-04	As of Mar-04	As of Dec-03	As of Sep-03	Growth vs. 2Q04	Growth vs. 4Q03	Growth vs. 3Q03
Video
Homes Passed	12,338,500	12,323,500	12,288,800	12,260,100	12,166,600	15,000	78,400	171,900
Basic Analog Subscribers	7,139,400	7,132,000	7,135,600	7,142,500	7,103,000	7,400	(3,100)	36,400
Basic Penetration	57.9%	57.9%	58.1%	58.3%	58.4%
Quarterly Net Basic Subscriber Change	7,400	(3,600)	(6,900)	39,500	13,400

Digital Subscribers	229,500	201,300	167,600	145,200	139,200	28,200	84,300	90,300
Digital Penetration	1.9%	1.6%	1.4%	1.2%	1.1%
Quarterly Net Digital Subscriber Change	28,200	33,700	22,400	6,000	3,200
DTH Subscribers	213,800	213,800	204,100	196,900	166,100	—	16,900	47,700

Broadband Internet
Broadband Internet Homes Serviceable	7,484,900	7,326,900	7,127,100	7,045,000	6,789,200	158,000	439,900	695,700
Broadband Internet Subscribers	1,095,000	1,031,000	983,300	922,700	866,500	64,000	172,300	228,500
Penetration	14.6%	14.1%	13.8%	13.1%	12.8%
Quarterly Net Subscriber Change	64,000	47,700	60,600	56,200	42,400

Telephone
Telephone Homes Serviceable	4,507,400	4,488,500	4,467,700	4,467,800	4,437,600	18,900	39,600	69,800
Telephone Subscribers	761,000	756,700	741,800	732,800	717,700	4,300	28,200	43,300
Penetration	16.9%	16.9%	16.6%	16.4%	16.2%
Quarterly Net Subscriber Change	4,300	14,900	9,000	15,100	13,700

Total RGUs	9,438,700	9,334,800	9,232,400	9,140,100	8,992,500	103,900	298,600	446,200
Quarterly Net Subscriber Change	103,900	102,400	92,300	147,600	78,700
ARPU per RGU [2]	$18.96	$18.50	$18.69	$17.72	$16.52	2.5%	7.0%	14.8%
Constant ARPU per RGU [3]	$18.96	$18.75	$18.16	$18.14	$17.96	1.1%	4.5%	5.6%

Customer Relationships	7,645,300	7,633,200	7,625,000	7,624,300	n.a.	12,100	21,000	n.a.
ARPU per Customer Relationship [4]	$23.30	$22.51	$22.52	n.a.	n.a.	3.5%	n.a.	n.a.
Constant ARPU per Customer Relationship [5]	$23.30	$22.81	$21.88	n.a.	n.a.	2.1%	n.a.	n.a.

RGUs by region:
Europe (UGC Europe)	8,433,100	8,358,400	8,286,200	8,214,900	8,101,300	74,700	218,200	331,800
Chile (VTR)	973,700	944,700	914,600	894,000	859,700	29,000	79,700	114,000
Other	31,900	31,700	31,600	31,200	31,500	200	700	400

Total RGUs	9,438,700	9,334,800	9,232,400	9,140,100	8,992,500	103,900	298,600	446,200

1.	Please refer to page 12 for definitions regarding the Consolidated Operating Statistics.
2.	ARPU per RGU is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs for the period.
3.	Constant ARPU per RGU is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended September 30, 2004 for each period as indicated, divided by the average of the opening and closing RGUs for the period.
4.	ARPU per Customer Relationship is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing Customer Relationships for the period.
5.	Constant ARPU per Customer Relationship is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended September 30, 2004 for each period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

Capital Expenditures Update

The table below highlights our capital expenditures per NCTA cable industry guidelines:

(thousands)	3 months Sep-04	3 months Sep-03	9 months Sep-04	9 months Sep-03
Customer Premises Equipment	$35,193	$28,009	$101,673	$73,626
Commercial	—	—	—	—
Scaleable Infrastructure	17,214	12,767	45,889	24,121
Line Extensions	10,317	19,622	19,590	51,466
Upgrade/Rebuild	13,597	6,780	30,835	15,506
Support Capital	19,642	23,755	60,008	50,533
Noos	8,986	—	8,986	—
Intangibles & Other	11,747	3,822	25,576	12,446

Total Capital Expenditures	$116,696	$94,755	$292,557	$227,698

Capital Expenditures (% of Revenue)	17.7%	20.0%	16.7%	16.6%

	Consolidated Operating Data September 30, 2004
	Homes in Service Area	Homes Passed	Two-way Homes Passed	Customer Relationships	Total RGUs	Video
						Analog Cable Subscribers	DTH Subscribers	Digital Cable Subscribers	Analog Cable Penetration
	(1)	(2)(14)	(3)(14)	(4)(13)(15)	(5)(15)(16)	(6)(15)(16)	(7)(16)	(8)(16)
Europe:
The Netherlands	2,643,400	2,614,800	2,413,700	2,288,600	2,885,100	2,285,000	—	56,800	87.4%
Austria	1,081,400	930,400	927,100	562,100	901,700	490,600	—	31,300	52.7%
France (other than Noos)	2,656,600	1,395,800	706,900	502,400	624,000	470,800	—	59,800	33.7%
France (Noos)	3,662,400	3,171,600	2,547,300	1,093,900	1,698,300	1,037,200	—	456,300	32.7%
Norway	529,000	485,600	239,300	340,600	443,200	340,600	—	34,400	70.1%
Sweden	770,000	421,600	275,900	287,300	404,900	287,300	—	40,800	68.1%
Belgium	530,000	155,100	155,100	147,900	163,500	134,300	—	—	86.6%

Total Western Europe	11,872,800	9,174,900	7,265,300	5,222,800	7,120,700	5,045,800	—	679,400	55.0%

Poland	1,879,800	1,879,800	534,400	985,400	1,024,000	983,100	—	—	52.3%
Hungary	1,170,400	1,000,000	658,800	873,500	958,600	712,500	120,900	—	71.3%
Czech Republic	913,000	726,700	311,300	375,600	394,400	289,600	76,100	—	39.9%
Romania	659,600	458,400	3,900	339,600	339,700	339,600	—	—	74.1%
Slovak Republic	517,800	405,200	162,600	289,700	294,000	277,100	12,000	—	68.4%

Total Central and Eastern Europe	5,140,600	4,470,100	1,671,000	2,863,800	3,010,700	2,601,900	209,000	—	58.2%

Total Europe	17,013,400	13,645,000	8,936,300	8,086,600	10,131,400	7,647,700	209,000	679,400	56.0%

Latin America:
Chile	2,350,000	1,782,900	1,059,500	623,400	973,700	507,500	4,800	—	28.5%
Brazil	746,300	15,400	15,400	15,400	16,400	9,000	—	6,400	58.4%
Peru	203,800	66,800	30,300	13,800	15,500	12,400	—	—	18.6%

Total Latin America	3,300,100	1,865,100	1,105,200	652,600	1,005,600	528,900	4,800	6,400	28.4%

Grand Total	20,313,500	15,510,100	10,041,500	8,739,200	11,137,000	8,176,600	213,800	685,800	52.7%

	September 30, 2004
	Internet			Telephone
	Homes Serviceable	Subscribers	Penetration	Homes Serviceable	Subscribers	Penetration
	(9)(14)	(10)(16)		(11)	(12)(16)
Europe:
The Netherlands	2,413,700	379,600	15.7%	1,614,800	163,700	10.1%
Austria	927,100	228,200	24.6%	906,600	151,600	16.7%
France (other than Noos)	706,900	31,000	4.4%	706,900	62,400	8.8%
France (Noos)	2,547,300	204,800	8.0%	—	—	0.0%
Norway	239,300	45,300	18.9%	147,600	22,900	15.5%
Sweden	275,900	76,800	27.8%	—	—	0.0%
Belgium	155,100	29,200	18.8%	—	—	0.0%

Total Western Europe	7,265,300	994,900	13.7%	3,375,900	400,600	11.9%

Poland	534,400	40,900	7.7%	—	—	0.0%
Hungary	658,800	61,100	9.3%	87,200	64,100	73.5%
Czech Republic	311,300	28,700	9.2%	—	—	0.0%
Romania	1,300	100	7.7%	—	—	0.0%
Slovak Republic	155,900	4,900	3.1%	—	—	0.0%

Total Central and Eastern Europe	1,661,700	135,700	8.2%	87,200	64,100	73.5%

Total Europe	8,927,000	1,130,600	12.7%	3,463,100	464,700	13.4%

Latin America:
Chile	1,059,500	165,100	15.6%	1,044,300	296,300	28.4%
Brazil	15,400	1,000	6.5%	—	—	0.0%
Peru	30,300	3,100	10.2%	—	—	0.0%

Total Latin America	1,105,200	169,200	15.3%	1,044,300	296,300	28.4%

Grand Total	10,032,200	1,299,800	13.0%	4,507,400	761,000	16.9%

(1)	“Homes in Service Area” are homes that can potentially be served in the areas we operate, based on census data and other market information.
(2)	“Homes Passed” are homes that can be connected to our broadband network without further extending the distribution plant.
(3)	“Two-way Homes Passed” are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top computer, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, telephone and Internet services.
(4)	“Customer Relationships” are the number of customers who receive at least one level of service (video/telephone/broadband Internet) without regard to which service(s) they subscribe.
(5)	“Revenue Generating Unit” is separately an Analog Cable Subscriber, DTH Subscriber, Digital Cable Subscriber, Broadband Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute four RGUs. “Total RGUs” is the sum of Analog, DTH, Digital Cable, Broadband Internet and Telephone Subscribers.
(6)	“Analog Cable Subscriber” is comprised of basic analog customers and lifeline customers that are counted on a per connection basis. The lifeline tier is the least expensive regulated tier of our video services, containing only a few channels. Commercial contracts such as hotels and hospitals are counted on an equivalent bulk unit (“EBU”) basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Non-paying subscribers are counted as subscribers during their free promotional or service period. Some of these customers may choose to disconnect after their free service period.
(7)	“DTH Subscriber” is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.
(8)	“Digital Cable Subscriber” is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.
(9)	“Broadband Internet Homes Serviceable” are homes that can be connected to our broadband network where customers can request and receive broadband Internet access services.
(10)	“Broadband Internet Subscriber” is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.
(11)	“Telephone Homes Serviceable” are homes that can be connected to our broadband network (or twisted pair network in Hungary), where customers can request and receive voice services.
(12)	“Telephone Subscriber” is a home or commercial unit connected to our broadband network (or twisted pair network in Hungary), where a customer has requested and is receiving voice services.
(13)	As of December 31, 2003, certain analog cable customers in The Netherlands that also received our broadband Internet services were counted as two separate customer relationships, due to the nature of our billing arrangement (cable through the local utility company and broadband Internet directly by UGC Europe). As of June 30, 2004, we count customers in this situation as one customer relationship. Had this methodology been applied to the December 31, 2003 data, the previously reported 2,403,000 customer relationships in the Netherlands would have been 2,316,900.
(14)	Included in analog cable subscribers are multi-channel multi-point distribution system (“MMDS”) subscribers that receive our video service through microwave transmissions and are not part of our wireline network. Total MMDS subscribers represent less than 1% of our total analog video subscriber base. Previously we counted nil homes passed for MMDS subscribers in Chile and one home passed for every line-of-sight home in Brazil. As of June 30, 2004, we count one home passed for every MMDS customer. The impact of this change was a net reduction of 461,700 homes passed from the figures previously reported.
(15)	Prior to June 30, 2004, we inadvertently counted certain commercial contracts in the Netherlands on a per connection basis rather than an EBU basis. The impact of this change on the figures previously reported was a net reduction in the number of customer relationships and analog cable subscribers of 8,900 and 9,400, respectively.
(16)	Prior to September 30, 2004, we counted certain customers in Europe receiving our analog, DTH, digital, Internet and telephone service for free as subscribers. The impact of this change on the analog, DTH, digital, Internet and telephone subscribers from the figures previously reported was 3,200, 400, 500, 1,000 and 200, respectively.